Exhibit 99.1

Scientific Learning Reports Fourth Quarter and Full Year 2010 Financial Results

OAKLAND, Calif.--(BUSINESS WIRE)--March 2, 2011--Scientific Learning Corporation (NASDAQ:SCIL), a leading provider of technologies for accelerated learning, today announced financial results for the fourth quarter and year ended December 31, 2010.

Total revenue in the fourth quarter of 2010 was $9.8 million, compared to $15.8 million in the fourth quarter of 2009, a decrease of 38%. Total booked sales for the fourth quarter were $10.4 million, compared to $14.6 million in the fourth quarter 2009.

Earnings before interest, taxes, depreciation, amortization, and stock compensation (EBITDAS) was a loss of $1.4 million in the fourth quarter of 2010, compared to EBITDAS of $2.6 million in the fourth quarter of 2009. Net loss in the fourth quarter of 2010, which includes a one–time impairment charge of $3.9 million or $0.21 per share, was $6.2 million or $0.34 per share, compared to net income of $1.5 million, or $0.08 per share in the fourth quarter of 2009.

“We were disappointed by the significant decline in booked sales, which is largely attributable to the continued soft spending in the K-12 market,” said Andy Myers, Chief Executive Officer. “This decline is primarily due to fewer deals over $500,000. For comparative purposes, we had 5 large deals in all of 2010 compared to 20 large deals in 2009, representing an $18.5 million decline in booked sales generated by large deals. This reliance on large deals is a primary reason why we have been focused on re-architecting our technology to create new growth opportunities in both the core K-12 and other markets. We've made great strides in our objectives for 2010, as our platform, products and business begin to evolve into a more growth-oriented strategy.”

“The most significant accomplishment of 2010 was the launch of our SciLEARN Enterprise platform, which provides web-based access to our entire Fast ForWord product series. This launch means that schools no longer need to install the Fast ForWord software at each student station. Instead, SciLEARN Enterprise applications can be deployed from a single server at the district level, eliminating thousands of dollars of overhead at every school and lowering the total cost of ownership at a time when school district budgets are under significant duress. We are very excited about the new opportunities SciLEARN Enterprise creates for our current K-12 business, as well as its potential as the foundation for future products and growth in new markets.”

Total revenue for the year ended December 31, 2010 was $43.4 million, compared to $55.3 million for the year ended December 31, 2009, reflecting a 22% decrease. Total booked sales for 2010 were $41.8 million, compared to $59.7 million in 2009.

EBITDAS was a loss of $1.7 million for the full year ended December 31, 2010, compared to EBITDAS of $8.5 million for the full year ended December 31, 2009. Net loss for the twelve months ended December 31, 2010, which includes a one-time impairment charge of $3.9 million or $0.21 per share, was $9.7 million or $0.52 per share, compared to net income of $4.8 million, or $0.27 per share, for 2009.

“Although our overall financial performance in 2010 did not meet our expectations, we are excited by the evolution of a new business model and are encouraged by some early signs of success,” said Robert Feller, Chief Financial Officer. “This year, we experienced an increase in renewal rates over 2009, as well as an increase in the recurring revenue portion of the business. As we shift the business onto our new SciLEARN Enterprise web-based platform, we believe this will drive more subscription revenue and accelerate growth in recurring offerings as a percentage of the total revenue.”

The company believes that booked sales and EBITDAS (both non-GAAP measures) are important measures of operating performance and has chosen to disclose these figures as part of the earnings results. EBITDAS and booked sales should not be considered in isolation from net income (net loss) and revenue and are not intended to represent substitute measures of performance calculated under GAAP. Reconciliations of booked sales, revenue and deferred revenue, and EBITDAS and net income (net loss) are included at the end of this earnings release and in the investor information section of our website, www.scientificlearning.com.

Conference Call Information

A conference call to discuss fourth quarter and full year 2010 financial results is scheduled for today, March 2, 2011 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. Investors and analysts interested in participating in the call are invited to dial (866)652-3154 (domestic) or (706) 634-7311 (international), Conference ID # 42065253, approximately 10 minutes prior to the start of the call. The conference call will be available live on the Investor Information portion of the Company’s website at http://www.scilearn.com/investorinfo. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call (800) 642-1687 (domestic) and (706) 645-9291 international and enter conference id number 42065253.

About Scientific Learning Corporation

We accelerate learning by applying proven research on how the brain learns. Scientific Learning’s results are demonstrated in over 200 research studies and protected by over 55 patents. Learners can realize achievement gains of 1 - 2 years in as little as 8 - 12 weeks and maintain an accelerated rate of learning even after the programs end.

Today, learners have used nearly 3 million Scientific Learning software products, which apply “Brain Fitness” principles to the areas of English language and reading. We provide our offerings directly to parents, K–12 schools and learning centers, and in more than 40 countries around the world. For more information, visit http://www.scilearn.com/ or call toll-free (888) 358-0212.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to the impact of the current and planned future releases of the new SciLEARN Enterprise platform, growth in markets outside US K-12, future levels of recurring revenue and future renewal rates. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including the current adverse conditions in the general economy and in the financial and credit markets); availability of funding to purchase the Company's products and generally available to schools; unexpected challenges in product development; the acceptance of new products and product changes in existing and new markets; acceptance of subscription and other recurring offerings; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-Q for the quarter ended September 30, 2010 (Part II, Item 1A, Risk Factors), filed November 1, 2010. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEET
(In thousands)
Unaudited

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$5,415	$20,679
Short-term investments	9,631	-
Accounts receivable, net	5,053	6,390
Prepaid expenses and other current assets	2,206	2,142

Total current assets	22,305	29,211

Property and equipment, net	2,497	1,780
Goodwill	4,568	4,568
Other intangible assets, net	1,034	5,476
Other assets	1,399	2,093

Total assets	$31,803	$43,128

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$543	$812
Accrued liabilities	4,198	7,362
Deferred revenue	16,388	15,859

Total current liabilities	21,129	24,033
Deferred revenue, long-term	5,483	6,371
Other liabilities	857	795

Total liabilities	27,469	31,199

Stockholders' equity:
Common stock and additional paid-in capital	89,277	87,182
Accumulated deficit	(84,943)	(75,253)

Total stockholders' equity:	4,334	11,929

Total liabilities and stockholders' equity	$31,803	$43,128

SCIENTIFIC LEARNING CORPORATION
STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009

Revenues:

Products	$4,733	$10,234	$22,506	$35,863
Service and support	5,045	5,521	20,878	19,425
Total revenues	9,778	15,755	43,384	55,288

Cost of revenues:

Cost of products	476	718	2,092	2,679
Cost of service and support	2,353	2,454	9,348	8,895
Total cost of revenues	2,829	3,172	11,440	11,574

Gross profit	6,949	12,583	31,944	43,714

Operating expenses:

Sales and marketing	4,935	7,075	21,498	24,042
Research and development	2,125	1,830	7,933	6,418
General and administrative	2,089	2,116	8,129	8,135
Impairment charge	3,890	-	3,890	-

Total operating expenses	13,039	11,021	41,450	38,595

Operating income (loss)	(6,090)	1,562	(9,506)	5,119

Interest and other income (expense), net	(90)	20	(41)	110

Income (loss) before income tax	(6,180)	1,582	(9,547)	5,229
Provision for income taxes	5	62	143	429
Net income (loss)	$(6,185)	$1,520	$(9,690)	$4,800

Basic net income (loss) per share	$(0.34)	$0.08	$(0.52)	$0.27
Shares used in computing basic net income (loss) per share	18,641	18,213	18,498	18,039
Diluted net income (loss) per share	$(0.34)	$0.08	$(0.52)	$0.26
Shares used in computing diluted net income (loss) per share	18,641	19,201	18,498	18,690

SCIENTIFIC LEARNING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Operating Activities:
Net income (loss)	$(6,185)	$1,520	$(9,690)	$4,800
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities
Depreciation and amortization	613	712	2,532	1,895
Impairment charge	3,890	-	3,890	-
Stock-based compensation	338	355	1,496	1,389
Increase in deferred tax asset valuation allowance	-	-	-	-
Changes in operating assets and liabilities:
Accounts receivable	(463)	3,894	1,337	1,327
Prepaid expenses and other current assets	(76)	(416)	(64)	(801)
Other assets	152	(79)	32	(90)
Accounts payable	(11)	(141)	(268)	138
Accrued liabilities	83	997	(3,164)	3,398
Deferred revenue	8	(2,946)	(359)	2,278
Other liabilities	(14)	82	62	170

Net cash provided by (used in) operating activities	$(1,665)	$3,978	(4,196)	14,504

Investing Activities:
Purchases of property and equipment, net	(663)	(500)	(2,034)	(2,070)
Purchases of short-term investments	(4,437)	-	(16,357)	-
Sales and maturities of short-term investments	3,900	-	6,724	-

Net cash used in investing activities	(1,200)	(500)	(11,667)	(2,070)

Financing Activities:
Borrowings under bank line of credit	-	-	-	2,500
Repayment of borrowings	-	-	-	(2,500)
Proceeds from issuance of common stock, net	213	293	599	695

Net cash provided by financing activities	213	293	599	695

Increase (decrease) in cash and cash equivalents	(2,652)	3,771	(15,264)	13,129

Cash and cash equivalents at beginning of period	8,067	16,908	20,679	7,550

Cash and cash equivalents at end of period	$5,415	$20,679	$5,415	$20,679

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Booked sales	$10,378	$14,586	$41,838	$59,701
Less: revenue	9,778	15,754	43,384	55,288
Other adjustments	(592)	(1,778)	1,187	(2,135)
Net increase (decrease) in current and long-term deferred revenue	$8	$(2,946)	$(359)	$2,278

Beginning balance in current and long-term deferred revenue	$21,863	$25,176	$22,230	$19,952
Ending balance in current and long-term deferred revenue	$21,871	$22,230	$21,871	$22,230

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Reconciliation of Net Income (Loss) to EBITDAS

$s in thousands
	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Net income (loss)	$(6,185)	$1,520	$(9,690)	$4,800
Adjustments to reconcile to EBITDAS:
Income tax provision	5	62	143	429
Interest (income) expense, net	(14)	(19)	(53)	5
Depreciation and amortization	613	712	2,532	1,895
Stock compensation expense	338	355	1,496	1,389
Impairment charge	3,890	-	3,890	-
Adjusted EBITDAS	$(1,353)	$2,630	$(1,682)	$8,518

Earnings before interest, taxes, depreciation, amortization and stock compensation expense (EBITDAS) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the Company in the current period. We also believe that EBITDAS will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of EBITDAS to net income (loss), the closest GAAP measure.

Non-Cash Charges

$s in thousands	Three months ended December 31, 2010			Year ended December 31, 2010
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	$220	$-	$220	$1,010	$-	$1,010
Cost of Service and Support	41	30	71	167	117	284
Operating Expenses	353	308	661	1,357	1,380	2,736
Total	$613	$338	$952	$2,532	$1,496	$4,030

$s in thousands	Three months ended December 31, 2009			Year ended December 31, 2009
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	$241	$-	$241	$720	$-	$720
Cost of Service and Support	50	44	94	133	149	282
Operating Expenses	421	311	732	1,042	1,240	2,282
Total	$712	$355	$1,067	$1,895	$1,389	$3,284

CONTACT:
Media Contact:
Scientific Learning Corporation
Jessica Lindl, 510-625-6784
Sr. Vice President of Marketing and
Product Management
jlindl@scilearn.com
or
Investor Contact:
The Blueshirt Group
Stacie Bosinoff, 415-217-7722
investorrelations@scilearn.com
stacie@blueshirtgroup.com